Exhibit 10.47

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”), is entered into as of December 24, 2008, by and between Digital Realty Trust, Inc. (the “REIT”) and DLR, LLC (the “Employer” and together with the REIT, the “Company”), and Richard A. Magnuson ( “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement (the “Employment Agreement”), dated as of August 7, 2008, which sets forth the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby amend the Employment Agreement as follows, effective as of the date first above written:

1. Section 5 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“5. COMPENSATION GROSS-UP. The amount of compensation payable to you pursuant to Section 4 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any duplicate social security withholding taxes due as a result of your shared employment by the Employer, the REIT and, if applicable, any subsidiary and/or affiliate thereof; provided, however, that no such gross-up will be made to the extent you will be entitled to a refund of any such amounts. If any amounts become payable to you pursuant to this Section 5, then such amounts shall be paid to you promptly following the remittance of such taxes to the appropriate taxing authority, but in no event later than the end of the calendar year following that in which any such remittance is made.”

2. Each of Section 6(a)(i) and (b)(i) of the Employment Agreement is hereby amended by adding the phrase “(with the exact payment date to be determined by the Company in its discretion)” immediately after the phrase “payable within 30 days after your Termination Date” where the latter appears therein.

3. The reference in Section 6(c) to “Section 7” is hereby replaced with “Section 6.”

4. Section 6(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(d) Release. Your right to receive the payments and benefits set forth in this Section 7 is conditioned on and subject to your execution within 21 days (or, to the extent required by applicable law, 45 days) following the Termination Date and non-revocation within 7 days thereafter of a general release of claims against the Digital Group (as defined below), in a form reasonably acceptable to the Company and you.”

5. Section 9 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“9. CODE SECTION 409A.

(a) To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if at any time you and the Company mutually determine that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the parties shall work together to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the parties determine are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 9(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

(b) To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 9(a) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c) To the extent that any payments or reimbursements provided to you under this Agreement, including, without limitation under Section 18 hereof, are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.”

6. Section 13 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“13. RESERVED.”

7. Section 14 of the Employment Agreement is hereby amended by adding the following to the end thereof:

“This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.”

8. This First Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement.

9. Except as amended and set forth herein, the Employment Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment has been executed and delivered by the parties hereto.

DIGITAL REALTY TRUST, INC.

By:	/s/ Michael F. Foust
Name:	Michael F. Foust
Title:	Chief Executive Officer

DLR, LLC

By:	/s/ Michael F. Foust
Name:	Michael F. Foust
Title:	Chief Executive Officer

EXECUTIVE

/s/ Richard A. Magnuson
Richard A. Magnuson

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